UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2006

Commission File Number 1-6560

THE FAIRCHILD CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware

(State of incorporation or organization)

34-0728587

(I.R.S.    Employer Identification No.)

1750 Tysons Boulevard, Suite 1400, McLean, VA 22102

(Address of principal executive offices)

(703) 478-5800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] [ ] [ ] [ ]	Written communications pursuant to Rule 425 under the Securities Act
(17CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS:

Certain statements in this filing contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operation and business. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, including current trend information, projections for deliveries, backlog and other trend estimates that may cause our actual future activities and results of operations to be materially different from those suggested or described in this financial discussion and analysis by management. These risks include: our ability to finance and successfully operate our retail businesses; our ability to accurately predict demand for our products; our ability to receive timely deliveries from vendors; our ability to raise cash to meet seasonal demands; our dependence on the retail and aerospace industries; our ability to maintain customer satisfaction and deliver products of quality; our ability to properly assess our competition; our ability to improve our operations to profitability status; our ability to liquidate non-core assets to meet cash needs; our ability to attract and retain highly qualified executive management; our ability to achieve and execute internal business plans; weather conditions in Europe during peak business season and on weekends; labor disputes; competition; worldwide political instability and economic growth; military conflicts, including terrorist activities; infectious diseases; and the impact of any economic downturns and inflation.

If one or more of these and other risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, users of the information included in this report, including investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We do not intend to update the forward-looking statements included in this filing, even if new information, future events or other circumstances have made them incorrect or misleading.

ITEM 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        On May 3, 2006, we entered into a Credit Agreement with The Bank of New York, as Administrative Agent, and GoldenTree Asset Management, L.P., as Collateral Agent. The Lenders under the Credit Agreement were GoldenTree Capital Opportunities, L.P. and GoldenTree Capital Solutions Fund Financing. Pursuant to the Credit Agreement, we borrowed from the Lenders $30.0 million. The Loan matures on May 3, 2010, subject to certain mandatory prepayment events described in the Credit Agreement. Interest on the Loan is LIBOR plus 7.5%, per annum (or, at our election, prime plus 7.5.% per annum). The initial interest rate period is fixed for the first six months. Subsequent interest periods may be selected by us, ranging from one month to six months, or, if consented to by the Lenders, for 12 months.

        The Loan is secured by the stock of Banner Aerospace Holding Company I, Inc., (the parent of our aerospace segment), certain undeveloped real estate owned by us in Farmingdale, N.Y., condemnation proceeds we expect to receive for certain other real estate in Farmingdale, N.Y., and any remaining proceeds to be received by us in the future from the Alcoa transaction. Upon the sale or other monetization of the collateral, the proceeds from such collateral must be used to prepay the Loan. We may elect to retain 27.5% of the proceeds from the monetization of the collateral (instead of applying 100% of such proceeds to make a mandatory prepayment of the loan), provided that: the remaining collateral meets or exceeds a collateral-to-loan value of 1.9:1, and we pay the Lenders a fee of 3% of the retained proceeds. If the Loan is voluntarily prepaid by us within the first three years of the Loan, we must pay a prepayment penalty of 3% in year one, 2% in year two, or 1% in year three.

        The Credit Agreement defines an “Available Amount” as $30 million, plus net cash proceeds from the sale of the Company’s shopping center, plus new money from any equity offerings and earnings from investments. During the term of the Loan, the aggregate of the following may not exceed the Available Amount (unless consented to by the Lenders): investments by the Company in Fairchild Sports or in any new company or new ventures; new acquisitions; guarantees by us of additional debt incurred by Fairchild Sports (with an exception for the existing guarantees); loans by us to Fairchild Sports (with an exception for the existing loans); and repurchases by us of our outstanding stock.

        During the term of the loan:

o	We must maintain cash or cash equivalents equal to a minimum liquidity threshold of not greater than $20 million or less than $10 million.

o	a change of control whereby Jeffrey Steiner, Eric Steiner or Natalia Hercot cease to own a controlling interest in The Fairchild Corporation would be an event of default under the loan.

        Subject to the covenants in the Credit Agreement, the proceeds of the Loan may be used for general working capital purposes, investments, or stock repurchases.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits.

10.1	Credit Agreement dated May 3, 2006, between The Fairchild Corporation, as Borrower, The Bank of New York, as Administrative Agent, and GoldenTree Asset Management L.P., as Collateral Agent, for four-year term loan in the original principal amount of $30,000,000.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2006

THE FAIRCHILD CORPORATION By: /s/ DONALD E. MILLER Name: Donald E. Miller Title: Executive Vice President, Corporate Secretary and General Counsel